Exhibit 4.7

Schedule of Officers’ Certificates

delivered pursuant to Section 301 of the Indenture dated September 10, 1997 by and between Waste Management, Inc. and The Bank of New York Mellon Trust Company, N.A., as

Trustee, establishing the terms and form of Waste Management, Inc.’s Outstanding Senior Notes

Principal Amount Issued	Principal Amount Outstanding	Interest Rate (per annum)	Issue Date	Maturity Date	CUSIP	Interest Payment Dates
$600 million	$258 million	7.00%	7/17/1998	7/15/2028*	902917AH6	January 15; July 15
$250 million	$81 million	7.375%	1/21/2000	5/15/2029*	94106LAG4	May 15; November 15
$500 million	$144 million	7.75%	1/3/2003	5/15/2032*	94106LAN9	May 15; November 15
$600 million	$246 million	6.125%	11/17/2009	11/30/2039	94106LAV1	May 30; November 30
$450 million	$297 million	3.90%	2/26/2015	3/1/2035	94106LBB4	March 1; September 1
$750 million	$416 million	4.10%	2/26/2015	3/1/2045	94106LBC2	March 1; September 1
$750 million	$750 million	3.15%	11/8/2017	11/15/2027	94106LBE8	May 15; November 15
$1 billion	$684 million	4.15%	5/22/2019	7/15/2049	94106LBK4	January 15; July 15
$500 million	$500 million	1.15%	11/17/2020	3/15/2028	94106LBN8	March 15; September 15
$1 billion	$1 billion	1.50%	11/17/2020	3/15/2031	94106LBP3	March 15; September 15
$500 million	$500 million	2.50%	11/17/2020	11/15/2050	94106LBM0	May 15; November 15
$475 million	$475 million	2.00%	5/12/2021	6/1/2029	94106LBQ1	June 1; December 1
$475 million	$475 million	2.95%	5/12/2021	6/1/2041	94106LBR9	June 1; December 1
$1 billion	$1 billion	4.15%	5/12/2022	4/15/2032	94106LBS7	April 15; October 15
$750 million	$750 million	4.625%	2/15/2023	2/15/2030	94106LBT5	February 15; August 15
$500 million	$500 million	4.625%	2/15/2023	2/15/2033	94106LBU2	February 15; August 15
$750 million	$750 million	4.875%	8/3/2023	2/15/2029	94106LBV0	February 15; August 15
$1.25 billion	$1.25 billion	4.875%	8/3/2023	2/15/2034	94106LBW8	February 15; August 15
$750 million	$750 million	4.950%	7/3/2024	7/3/2027	94106LBX6	January 3; July 3
$750 million	$750 million	4.950%	7/3/2024	7/3/2031	94106LBY4	January 3; July 3
$1 billion	$1 billion	4.500%	11/4/2024	3/15/2028	94106LCB3	March 15; September 15
$700 million	$700 million	4.650%	11/4/2024	3/15/2030	94106LCC1	March 15; September 15
$750 million	$750 million	4.800%	11/4/2024	3/15/2032	94106LCD9	March 15; September 15
$1.5 billion	$1.5 billion	4.950%	11/4/2024	3/15/2035	94106LCE7	March 15; September 15
$1.25 billion	$1.25 billion	5.350%	11/4/2024	10/15/2054	94106LCF4	April 15; October 15
$483 million	$483 million	3.875%	6/25/2025**	1/15/2029	94106LBZ1	January 15; July 15

*

Only these series of Senior Notes do not contain a Change of Control Offer covenant. Such covenant provides that, if a change of control triggering event occurs, each holder of the notes may require us to purchase all or a portion of such holder’s notes at a price equal to 101% of the principal amount, plus accrued interest, if any, to the date of purchase.

**   On June 25, 2025, we completed an exchange offer pursuant to which we issued approximately $483 million in new notes (the “Registered Notes”) registered under the Securities Act of 1933, as amended, in exchange for a like amount of our outstanding unregistered 3.875% Senior Notes due 2029 (the “Restricted Notes”).  This amount represented approximately 99% of the $485 million aggregate principal amount of Restricted Notes that were originally issued on November 8, 2024, in a private offer in exchange for notes of Stericycle, Inc. The terms of the Registered Notes are substantially identical in all material respects to the terms of the Restricted Notes, except that the Registered Notes are not subject to restrictions on transfer. The portion of Restricted Notes not exchanged remains an outstanding obligation and is not a material debt obligation of Waste Management, Inc.

This schedule is provided in accordance with Instruction 2 to Regulation S-K Item 601, as each of the series of Senior Notes, other than the WM Notes, is governed by an instrument that differs only in the material respects set forth in the schedule above from the Officers’ Certificate identified as Exhibit 4.8 to this Form 10-K. Each of the series of Senior Notes identified above is also guaranteed by Waste Management Holdings, Inc. in favor of The Bank of New York Mellon Trust Company, N.A., as Trustee for the holders of Waste Management, Inc.’s Senior Notes.